Exhibit 10.74

LIMITED LIABILITY COMPANY AGREEMENT

OF

ONCOSPIRE GENOMICS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of ONCOSPIRE GENOMICS, LLC is made and entered into effective as of this 21st day of MAY, 2013, by and among the persons named on Schedule 1 attached hereto (hereinafter, such persons are referred to collectively as the “Members” and individually as a “Member”).

AGREEMENT:

In consideration of the premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Members agree as follows:

ARTICLE 1

GENERAL

1.1. Agreement. The Members hereby agree that this Agreement is the only agreement which constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “LLC Act”). The Members agree to form the Company as a limited liability company under and pursuant to the provisions of the LLC Act and this Agreement and agree that the LLC Act shall govern the rights, duties and obligations of the Members, except as otherwise expressly stated herein.

1.2. Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of, “ONCOSPIRE GENOMICS, LLC.”

1.3. Principal Place of Business. The location of the principal place of business of the Company shall be Rochester, Minnesota, or such other place as the Board of Governors may from time to time determine.

1.4. Names and Addresses of Initial Members. The names and addresses of the initial Members are as set forth in Schedule 1.

1.5. Term of Existence. The term of the Company commenced as of the time of the filing of the initial certificate of formation of the Company (the “Certificate”) in the Office of the Secretary of State of Delaware and shall continue until dissolved in accordance with the provisions of this Agreement.

1.6. Registered Office and Registered Agent. The name and address of the Company’s registered agent for service of process in the State of Delaware is, until changed by the Board of Governors in its sole discretion, as set forth in the Certificate of Formation.

1.7. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

ARTICLE 2

DEFINITIONS

2.1. Definitions. Unless the context otherwise specifies or requires, the terms defined in this Article shall, for the purposes of this Agreement, have the meanings herein specified. Certain other capitalized terms used herein are defined elsewhere in the Agreement.

(a)	“Agreement” means this Limited Liability Company Agreement of the Company as it may be amended, restated or supplemented from time to time.

(b)	“Capital Accounts” means the capital accounts maintained by the Company for each Member in respect of such Member’s Units.

(c)	“Capital Contribution” means the amount of money or the fair market value of any property or services (as agreed by such contributing Member and the Board of Governors) contributed to the Company by any Member.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. All references in this Agreement to a section of the Code or the Treasury Regulations shall be considered also to include any subsequent amendment or replacement of that section.

(e)	“Company” means , a Delaware limited liability company.

(f)	“Governor” means a natural person elected or appointed to serve on the Board of Governors of the Company.

(g)	“LLC Act” is defined in Section 1.1.

(h)	“Member” means any Person who has been admitted to the Company as a member of the Company in accordance with this Agreement and includes any Person admitted as an additional or substituted member of the Company pursuant to the provisions of this Agreement, and “Members” means two (2) or more of such Persons when acting in their capacities as members of the Company.

(i)	“Person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, joint venture, proprietorship, governmental agency, trust, estate, association, custodian, nominee or any other individual or entity, whether acting in an individual, fiduciary, representative or other capacity.

(j)	“Total Units” means the aggregate outstanding Units issued to all Members as of a given date, which Units represent the aggregate ownership interest in the Company as of a given date.

(k)	“Unit” means the designation which the Company has established to represent the limited liability company interests of its Members in the Company and to represent each Member’s share of the profits and losses of the Company and each Member’s right to receive distributions of the Company’s assets all in accordance with the provisions of this Agreement and the LLC Act.

ARTICLE 3

CAPITAL; VOTING; ALLOCATIONS; DISTRIBUTIONS

3.1. Authorized Units. The authorized number of Total Units in the Company shall be 100,000 Units. From such authorized number of Units, the Board of Governors may issue some or all of such Units in accordance with the terms of Section 4.1, and any Units so issued shall be reflected in Schedule 1 as updated from time to time.

3.2. Voting Power. Each Unit shall entitle the Member owner thereof to one vote on all matters submitted to the vote of the Members.

3.3. Distributions.

(a)	Sharing. Subject to any restrictions imposed by the LLC Act and the other provisions of this Agreement, all distributions made by the Company shall be made to each Member pro rata based on the number of Units owned by such Member. However, in the event of any changes in Total Units outstanding during a fiscal year, the Board of Governors, in its discretion, may make distributions to Members to reflect such changes in the Total Units outstanding.

(b)	As Declared. Distributions may be declared and paid from funds lawfully available therefor as and when determined by the Board of Governors, in its discretion, subject to distributions required to be made under Section 3.3(c).

(c)	Tax Burden Distributions. The Company shall distribute to the Members each year an amount sufficient for the Members to pay the taxes owing by the Members from income of the Company allocated to the Members. To the maximum extent practicable, the Company will distribute on a quarterly or other periodic basis, at least fifteen (15) days before the due date for the Members to file estimated tax returns, the amount required to permit the Members to pay income taxes, including estimated income taxes, on their respective distributive shares of the estimated taxable income of the Company.

3.4. Allocation of Income, Profits, Gains, Losses and Credits. It is the intent of the Members that income, profits, gains, losses and tax credits of the Company shall be allocated for tax and financial purposes to the maximum extent possible in the same manner in which the Members have the right to receive distributions under Section 3.3 and in the same year in which the Members receive distributions thereunder. Accordingly, the Members agree as follows:

(a)	Allocations. Except as required by Section 3.4(b), all income, profits, gains, losses and tax credits of the Company shall be allocated to each Member pro rata based on the number of Units owned by the Member.

(b)	Other Allocations of Taxable Income and Loss.

(i)	Discretion of the Board of Governors; Required Tax Allocations. Notwithstanding Section 3.4(a) hereof, the Board of Governors, in its discretion and based on consultation with the Company’s tax advisors, may allocate any taxable income and loss in any manner other than that expressly set forth herein if required in order to comply with the Code, including, without limitation, Code Sections 704(b) and 704(c).

(ii)	Changes in Total Units. In the event of any changes in Total Units outstanding during a fiscal year, all income, profits, gains, losses and tax credits from operations of the Company during such fiscal year, using such methods of accounting for depreciation and other items as the Board of Governors determines to use for federal income tax purposes, shall be allocated to each Member owning a Unit in accordance with Section 706 of the Code. The Board of Governors, in its sole discretion, shall determine in accordance with Section 706 of the Code whether to prorate items of income and deduction according to the portion of the year for which a Member owned a Unit or whether to close the books on an interim basis and divide such operating year into two or more segments.

ARTICLE 4

ISSUANCE OF UNITS; ADMISSION OF MEMBERS; ASSIGNMENT OF UNITS

4.1. Issuance of Units.

(a)	Issuance of Units. The Board of Governors is authorized from time to time to accept subscriptions for, issue, sell and deliver Units at such times and upon such terms and conditions as the Board of Governors shall determine. In connection therewith, the Board of Governors shall value all nonmonetary consideration and establish a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

(b)	Price per Unit. Units shall be issued at such price per Unit as determined by the Board of Governors, in its discretion.

(c)	Issuance of Options and Other Rights to Purchase Units. The Board of Governors is authorized from time to time to grant and issue options or other rights to subscribe for, purchase, exchange securities for, or convert securities into, Units of the Company, and to fix the terms, provisions and conditions of such rights, including the exchange or conversion basis or the price at which such Units may be purchased or subscribed for.

(d)	Unit Dividends and Splits. The Board of Governors shall have the authority to declare and effect any Unit dividend or Unit split in which the number of issued and outstanding Units are increased or decreased on a ratable basis.

4.2. Admission of Members Upon Issuance of Units.

(a)	Issuance or Assignment of Units. A Person not a Member purchasing newly-issued Units shall be issued the Units and admitted as a Member only upon making or agreeing to make the required contributions for the Units issued to such Person pursuant to Section 4.1 herein, effective when such Person executes or otherwise evidences an intent to be bound by this Agreement. Notwithstanding the foregoing, an assignee of a Member’s Units may be admitted as a Member only in accordance with the provisions of Section 4.5.

(b)	Additional Members. If the Board of Governors determines it desirable to issue additional Units to new Members to help further the Company’s purposes, the Board of Governors will give each party the right to request the issuance of Units to one or more Persons who are not then-current Members. The terms and conditions of the issuance of Units to such potential Members shall be subject to the approval of the Board of Governors and the other provisions of this Agreement.

(c)	Schedule 1. The Board of Governors is authorized from time to time to update Schedule 1 attached hereto to reflect the identity of all Members, the Capital Contributions made or agreed to be made and the Units which are issued and outstanding.

4.3. Registration of Units.

(a)

Register. The Company shall keep at its principal office a register in which shall be entered the names and addresses of the owners of the outstanding Units and all transfers of outstanding Units. References to the owner of a Unit shall mean the Person shown as the owner thereof in such register, and the ownership of a Unit shall be proved by such register. Except as otherwise specifically provided in this Agreement, the registered owner of a Unit shall be deemed to be the owner of such Unit for all purposes of this Agreement.

(b)	Certificates. Certificates evidencing the Units owned by a Member may, but need not, be issued by the Company. Such certificates shall serve only as evidence of ownership of the Units identified therein and shall not be assignable.

(c)	Registration of a Transfer. Each Unit issued hereunder, whether originally or in substitution for, or upon transfer, exchange or other issuance of a limited liability company interest represented by such Unit, shall be registered on the effective date of the Transfer, exchange or other issuance as determined in good faith by the Board of Governors on behalf of the Company; provided, however, that no registration of any transfer not made in compliance with this Agreement shall be made in the register.

4.4. Capital Accounts.

(a)	Maintenance of Capital Accounts. A separate Capital Account shall be maintained for each owner of Units. Except as set forth below, the Capital Account of each such owner shall consist of such owner’s Capital Contribution, increased by each such owner’s respective share of net income (including exempt income) and additional capital contributions, if any, and decreased by each such owner’s respective share of net losses (including nondeductible losses and expenses) and distributions from the Company. The Board of Governors, in its discretion and based on consultation with the Company’s tax advisors, may maintain and adjust the Capital Accounts in accordance and adjusted in accordance with Treasury Regulation promulgated under Code Section 704(b).

(b)	Assignees. If any assignment of a Unit in the Company is permitted hereunder, such permitted assignee shall succeed to the assignor’s Capital Account balance effective as of the date of the assignment. Capital Account balances shall not bear interest. A debit or negative balance in a Capital Account balance shall not constitute a liability to the Company by the Member whose Capital Account has a debit or negative balance.

(c)	Additional Capital Contributions. Members may make additional Capital Contributions as may be determined from time to time by the Board in an amount proportional to their Units owned. The timing, amount and terms of such additional Capital Contributions shall be determined by the Board. In the event any Member determines not to make any Capital Contribution within the time specified, the Board shall give prompt notice of such determination to the other Members, who shall have the right to make such Capital Contribution and the Units of such contributing Member(s)’ shall be adjusted accordingly. The fair market value of such additional Capital Contributions and the correlating additional Units shall be determined pursuant to an appraisal process determined by the Board of Governors.

4.5. Assignment of Units or Rights in Units.

(a)	Restrictions on Assignment. Subject to the other terms of this Agreement, and in addition to any other restrictions agreed upon by one or more of the Members: (i) no Person may sell, assign, transfer, convey, pledge, or otherwise dispose of (including through any merger, exchange or consolidation) (collectively, “Transfer”) all or any part of such Person’s limited liability company interest in the Company or any Units representing the same (including an assignment of voting or distribution rights); (ii) no purchaser, transferee or other assignee thereof (“Transferee”) (whether for value or otherwise) shall have any rights, powers, benefits or other interests in the Company by reason of such attempted Transfer, and (iii) any such attempted Transfer shall be entirely null and void, unless all of the following conditions are satisfied prior to such attempted Transfer, the assignee executes this Agreement or otherwise indicates in writing the assignee’s agreement to be bound by or subject to the terms of this Agreement.

(b)	Admission of Assignees as Members and Exercise of Voting Rights. No Transferee of Units or voting rights associated with Units (whether for value or otherwise) who is not then a Member shall become a Member of the Company by reason of any Transfer effected in accordance with Section 4.5(a) unless such Person’s admission as a Member is approved by the Board of Governors or Members holding a majority of the Total Units outstanding. Unless and until such admission is so approved, no such Transferee of Units who is not then a Member shall have the right to vote such Units on any matter submitted to Members for a vote, or to attend or participate in meetings of the Members, or to exercise any other rights granted to Members under this Agreement, except that such Transferee shall be entitled to receive the share of profits or other compensation by way of income and the return of contributions to capital (collectively, “Distributions”) to which the seller, transferor, assignor (“Transferor”) would otherwise be entitled to receive.

(c)	Company Records. Assignments in whole or in part of any Units, or any part thereof, shall be binding upon the Company only when noted in the records of the Company. Any payment or allocation of profits, losses or distributions by the Company to the Person entitled thereto as of the date of such payment or allocation shall acquit the Company of all liability to any other Person who may be interested in such payment or allocation. The Company shall, within a reasonable period of time, record in the Company’s records any permitted assignments of a Member’s Units, or any part thereof, after receipt of written notice thereof. As a condition to the Company’s recording such assignment, the Company may require written evidence of such assignment in form and content reasonably required by the Company, and evidence of compliance with any applicable restrictions on transfer.

4.6. First Refusal Right.

(a) Notice of Proposed Transfer. If a Member proposes to Transfer some or all of the Member’s Units or rights with respect to the Units (including the rights to Distributions) to another Member or any other Persons, the Member shall provide the Company with thirty (30) days prior written notice thereof. Such notice shall identify the identity of the Transferee, the purchase price or other consideration proposed to be paid by the Transferee, the proposed payment terms and other material terms and conditions of the proposed Transfer.

(b) Purchase Right. During such notice period, unless the Transfer is to be made to a Permitted Transferee, the Company shall have the right to purchase the Units or rights with respect thereto proposed to be Transferred on the terms and conditions set forth in the notice. To exercise such purchase right, the Company shall provide written notice thereof to the Member whose Units or rights with respect thereto are to be Transferred, and a closing thereon shall occur within thirty (30) days thereafter at the principal offices of the Company (unless otherwise agreed). The decision of whether to exercise the purchase right shall be made by a majority vote of the Board of Governors, provided that the governors appointed by the transferring Member shall vote in the same manner as a majority of the other Governors may vote.

(c) Permitted Transferee. A “Permitted Transferee” is, in the case of a Member that is a natural person, any of the immediate family members of the Member, including any lineal descendants of the Member and the Member’s spouse, any trust formed for the primary benefit of the Member or his or her immediate family members, or any entity the majority of whose equity and voting interests are owned by the Member or his or her immediate family members. Transfers of Units or rights with respect thereto to a Permitted Transferee shall not be subject to the Company’s purchase rights hereunder, but such Transfer shall be subject to the terms of Section 4.5. In addition, further Transfer of the Units or rights with respect to the Units by a Permitted Transferee shall be subject to the terms of this Section 4.6.

(d) Failure to Exercise Purchase Rights. If the Company does not exercise its purchase rights under this Section, the Units or rights with respect thereto may be Transferred by the Member within a period of ninety (90) days after expiration of the notice period, but only on the terms and conditions set forth in the notice provided by the Member. Further, any Transfer shall be subject to the other terms and conditions of this Agreement, including, without limitation, Section 4.5.

4.7. Co-Sale and First Refusal Rights of 50% Members. So long as CGI and Mayo (defined below) each own 50% of the Company, then the following rights and obligations shall apply and shall, to the extent applicable, supercede Sections 4.5 and 4.6.

(a) Co-Sale Right. If a Member proposes to Transfer all of the Member’s Units to any other Person, the Member shall provide the other Member with fifteen (15) days prior notice thereof. Such notice shall identify the identity of the Transferee, the purchase price or other consideration to be paid by the Transferee and all other related terms. The other Member shall have the right within ten (10) days of receipt of such notice to elect, in writing, to participate in the sale on the same terms. If the proposed Transferee is not willing to purchase all of the Units of the other Member, then the Member proposing to make the Transfer shall not be allowed to do so unless the other Member agrees in writing to the Transfer.

(b) Right of First Refusal. If a notice has been given to the other Member pursuant to subsection (a) above, the other Member shall have the right to purchase all of the Units of the Member proposing to make the Transfer at the same price and on the same terms. Such right must be exercised in writing within ten (10) days of receipt of such notice or, if later and applicable, within ten (10) days of receipt of a notice in subsection (a) above that the proposed Transferee is not willing to purchase all of the Units of the other Member. The closing must occur within twenty (20) days thereafter, with the Units being transferred free and clear of any liens or encumbrances.

(c) Subsequent Negotiations. If in connection with a proposed transfer by a Member under subsection (a) above the other Member does not sell pursuant to subsection (a) above and does not purchase pursuant to subsection (b) above, then both Members agree to negotiate in good faith a different exit solution or other solution that is acceptable to both Members.

ARTICLE 5

MANAGEMENT AND OPERATION OF THE COMPANY

5.1. Designation of the Board of Governors as the Managers of the Company. In accordance with Section 18-402 of the LLC Act and the Company’s Certificate, management of the business and affairs of the Company is hereby vested in managers who shall be referred to herein as Governors. The Governors shall act collectively as the Board of Governors. The individuals serving as Governors shall be elected or designated by the Members as provided herein, and such Board shall serve as the “Manager” or “Managers” of the Company within the meaning of the LLC Act. Except as otherwise specifically required by the LLC Act or this Agreement, no Member shall have any authority in such Person’s capacity as a Member to manage or control the business and affairs of the Company or otherwise to act for, or to assume any obligations or responsibility on behalf of, or to bind the Company or any other Member of the Company.

5.2. The Board of Governors.

(a)	Rights and Powers. The Board of Governors shall have the sole right and power to manage the business and affairs of the Company, except as otherwise specifically required by the LLC Act or this Agreement.

(b)	Delegation. The Board of Governors shall be entitled to delegate such part of its duties as it may deem reasonable or necessary in the conduct of the business of the

Company to one or more officers, employees or agents of the Company, who shall each have such duties and authority as shall be determined from time to time by the Board of Governors or as may be set forth in this Agreement, the Bylaws or any agreement between such Person and the Company.

(c)	Number and Election. The Board of Governors shall consist of six (6) natural persons. Three (3) Governors shall be appointed by Cancer Genetics, Inc., (“CGI”) three (3) Governors shall be appointed by Mayo Foundation for Medical Education and Research (“Mayo”).

(d)	Qualification and Term of Office. Governors need not be Members or employees of the Company. A Governor shall hold office until such person’s successor shall have been appointed, or until the earlier death, resignation, removal or disqualification of such Governor.

(e)	Initial Board. The persons serving on the Company’s initial Board of Governors are as follows:

CGI appointees:	Mayo appointees:
Raju Chaganti, M.D.	Gianrico Farrugia, M.D.
Panna Sharma	Scott Beck
John Pappjohn, M.D.	Kathy Bates

(f)	Voting Power. Each Governor shall have one vote on any matters submitted to the vote of the Board of Governors.

(g)	Acts of the Board. The Board of Governors shall take action by the affirmative vote of a majority of Governors present in person or by telephone or other communications equipment as described below at a duly held meeting at the time the action is taken. The Board may also take action without a meeting pursuant to a written document signed by all of the Governors. Governors may participate in meetings of the Board of Governors or any committee of the Board of Governors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

(h)	Standards of Conduct. A Governor shall discharge the duties of serving on the Board of Governors in good faith, in a manner the Governor reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

(i)

Resignation, Removal and Replacement of a Governor. A Governor may at any time resign as a Governor of the Company by providing written notice to the other Governors. A Governor appointed by CGI may be removed by CGI in its sole discretion, and a Governor appointed by Mayo may be removed by Mayo in its sole discretion. In the event of such resignation or removal, and as soon as reasonably practicable after such resignation or removal, (i) if the Governor was appointed by CGI, then CGI shall appoint a replacement Governor, or (ii) if the Governor was appointed by Mayo, then Mayo shall appoint a replacement Governor.

(j)	Committees; Scientific Review Committee. The Board of Governors may establish and maintain one or more committees and may, to the fullest extent permitted by law, make a revocable delegation to such committees consisting of at least three members of all or any portion of their powers and authority. Any delegation to such a committee shall be set forth in a writing approved by the Board of Governors in accordance with this Agreement. All procedural provisions made applicable to the Board of Governors hereunder shall be equally applicable to any committee formed under this Section 5.2(i). The Board of Governors shall form a Scientific Review Committee (“SRC”) to advise the Board of Governors on activities and suggest strategies approved by the Board of Governors to support, change, or otherwise alter interactions, personnel or resource commitments from a scientific perspective. Unless otherwise determined by the Board of Governors, the SRC shall consist of six natural persons, three (3) of which shall be appointed by Mayo and three (3) of which shall be appointed by CGI.

5.3. Officers. The Company shall have one or more natural persons exercising the functions of the offices, however designated, of Chief Executive Officer and/or President, and Chief Financial Officer or Treasurer. The Board of Governors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the Company including, but not limited to, a Chairman of the Board, one or more Vice Presidents, and a Secretary, each of whom shall have the powers, rights, duties and responsibilities set forth in the Bylaws, unless otherwise determined by the Board. Any of the offices or functions of those offices may be held by the same person.

5.4. Limitation of Liability.

(a)	In General. No Member or Governor of the Company (each a “Covered Person” and collectively, the “Covered Persons”) shall be liable, responsible or accountable in damages or otherwise to the Company, or to any Member, for any failure to act or for any acts performed, unless such failure or action constitutes gross negligence or willful misconduct. Except as expressly provided in the LLC Act, no Covered Person shall be obligated personally for any debts, obligations, or liabilities of the Company (whether arising in contract, tort or otherwise) solely by reason of being a Member or the Governor or agent thereof.

(b)

Reliance. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing in law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

5.5. Indemnification. To the fullest extent permitted by law, the Company shall indemnify such Covered Persons, for such expenses and liabilities, in the same manner, under the same circumstances, and to the same extent, as such indemnification would be permitted pursuant to Section 145 of the Delaware General Corporation Law (as now enacted or hereafter amended), as fully as if the Company were a corporation subject to such law. For the purposes of applying the provisions of such law, the term “director” shall include Members and the Board of Governors of the Company, and the terms “officer, employee or agent” shall mean an officer, employee, or agent of the Company, and all references to a “corporation” therein shall be deemed to mean the Company. The adoption after the date hereof of any limitation, prohibition or restriction in any indemnification provisions of this Agreement shall not affect the right of any Person entitled to indemnification with respect to any acts or omissions of the Person occurring prior to the effective date of the adoption of the limitation, prohibition or restriction.

ARTICLE 6

MEMBERS

6.1. Limited Liability of Members.

(a)	Liability Limited. The personal liability of Members is limited as set forth in Section 5.4 herein.

(b)	Nonassessable Units. Each Unit, on issuance, shall be fully paid, and to the fullest extent permitted by the LLC Act, no Member shall be subject to assessment for additional Capital Contributions. No Member shall be required to lend any funds to the Company as a condition to admission or continued membership of such Member in the Company.

(c)	Improper Distributions. It is the intent of the Members that no distribution to any Member shall be deemed a return of any money or other property in violation of the LLC Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18- 502(b) of the LLC Act, and the Member receiving any such money or property shall not be required to return any such money or property to any Person, the Company or any creditor of the Company. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation of such Member and not of the Board of Governors or any other Member.

6.2. No Right to Return of Contribution. Except as provided in this Agreement, no Member shall have the right to withdraw or receive any return of its initial Capital Contribution or any additional Capital Contribution. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive any of the Company’s assets other than cash.

6.3. Loans to the Company. The Members may, but are not obligated to, make loans to the Company from time to time, as authorized by the Board of Governors. Any such loans shall not be treated as Capital Contributions to the Company for any purpose hereunder nor entitle such Member to any increase in its share of the profits and losses and cash distributions of the Company.

ARTICLE 7

BOOKS OF ACCOUNT; REPORTS AND FISCAL MATTERS

7.1. Books; Place; Access. The Company shall maintain books of account on behalf of the Company at the office of the principal executive offices of the Company. Each Member shall at all reasonable times, as determined by the Board of Governors, for any purpose reasonably related to its interest in the Company, have access to and the right to inspect the same at any time during ordinary business hours, subject to reasonable confidentiality obligations with respect thereto, and the Company’s right to keep confidential from Members (for such period of time as the Board of Governors deems reasonable) trade secrets, confidential information, proprietary information, personnel records, and subscriber financial information.

7.2. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

7.3. Tax Information. Within sixty (60) days after the close of each fiscal year, all necessary tax information shall be transmitted to all Members.

7.4. Method of Accounting. Unless otherwise determined by the Board of Governors, the books and records of the Company shall be in accordance with generally accepted accounting principles.

7.5. Certain Tax Matters. The Board of Governors, in its discretion, may cause the Company to make an election under Code Section 754 to adjust basis of Company assets pursuant to either Code Section 734 or Code Section 743, and if any such election is made, taxable income and losses shall be computed and allocated in accordance with the requirements thereof. The Board of Governors shall have the right to designate a member to serve as, the “tax matters partner” of the Company.

ARTICLE 8

DISSOLUTION AND LIQUIDATION

8.1. Events Causing Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)	Consent of Members. The written consent of the Board of Governors and of Members owning a majority of the issued and outstanding Units.

(b)	Termination of Continued Membership of a Member. The death, insanity, bankruptcy, resignation, retirement, expulsion, or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless the business of the Company is continued by the consent of the remaining Members within ninety (90) days of the termination of the continued membership; provided that such consent is given by Members who own a majority of the Total Units (other than the Units of the terminated Member). However, the Board of Governors may in its discretion, reduce the percentage of Members requiring such consent or waive entirely the requirement for such consent from such Members.

(c)	Sale of Assets. The sale, transfer, or other disposition of all or substantially all of the assets of the Company.

8.2 Continued Membership of a Member. The assignment of all of a Member’s Units, the bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company shall not dissolve the Company. Further, no Member shall have the right to resign or retire, nor shall one Member have the right to expel the other Member.

8.3. Liquidation and Winding Up. If dissolution of the Company occurs pursuant to Section 8.1, then the Company shall be liquidated and the Board of Governors (or other Person or Persons designated by a decree of court) shall wind up the affairs of the Company. Unless the business of the Company is continued in a successor entity, the Board of Governors or other Persons winding up the affairs of the Company shall promptly proceed to the liquidation of the Company and, in settling the accounts of the Company, the Company’s assets shall be distributed in the following order of priority:

(a)	Creditors. To creditors (including any Member and the Governors if they are creditors), to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Members;

(b)	Remainder. The balance, if any, to the Members pursuant to Section 3.3 herein; provided, however, the Company’s assets shall be allocated between the initial Members in a way that acknowledges the equal contributions of the initial Members such that each Member benefits equally from the dissolution.

ARTICLE 9

AMENDMENT

9.1. Amendment. The Board of Governors or any Member or Members owning more than ten percent (10%) of the Total Units issued and outstanding may at any time propose an amendment to this Agreement and shall notify the Members thereof in writing, together with a statement of the purpose(s) of the amendment and such other matters as the Board of Governors or such Member or Members deem material to the consideration of such amendment. Such proposal shall be adopted and this Agreement shall be deemed amended with the written approval of the Board of Governors and the approval of Members owning a majority of the Total Units then outstanding. Any such amendment so adopted shall be binding on all of the Members, except that no amendment shall be made that requires Members to make a Capital Contribution unless such amendment is approved by all Members.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1. Additional Actions and Documents. Each of the Members shall take or cause to be taken such further actions and shall execute, acknowledge, deliver and file, or cause to be executed, acknowledged, delivered and filed, such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

10.2. Notice. Any notice, demand, consent, authorization or other communication which any Member is required or may desire to give to or make hereunder shall be in writing and shall be deemed to be valid and duly given for all purposes when hand-delivered or five (5) business days after it is deposited in the mail if mailed by registered or certified mail, return receipt requested and postage prepaid; if to the Company or any person serving as a Governor thereof, to the principal office of the Company set forth in Section 1.3 hereof or to such other address as the Company shall notify the Members in writing; and if to a Member, to the address set forth in Schedule 1 hereto or in the register maintained by the Company pursuant to Section 4.3(a) hereof, or to such other address as any such Member may hereafter designate by notice in writing to the Company.

10.3. Severability. The invalidity of any one or more provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement shall not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof; and in the event that one or more of the provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments shall be construed as if such invalid provisions had not been inserted.

10.4. Survival. It is the express intention and agreement of the Members that all covenants, agreements, statements, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement.

10.5. Waivers. Neither the waiver by a Member of a breach of or a default under any of the provisions of this Agreement, nor the failure of a Member, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder.

10.6. Exercise of Rights. No failure or delay on the part of a Member or the Company in exercising any right, power or privilege hereunder and no course of dealing between the Members or between a Member and the Company shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which a Member or the Company would otherwise have at law or in equity or otherwise.

10.7. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Members and their respective successors and permitted assigns.

10.8. Limitation on Benefits of this Agreement. It is the explicit intention of the Members that no person or entity other than the Members and the Company is or shall be entitled to bring any action to enforce any provision of this Agreement against any Member or the Company, and that the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Members (or their respective heirs, legal representatives, successors and assigns as permitted hereunder) and the Company; provided, however, that a Covered Person under Section 5.4 or Section 5.5 herein shall be entitled to enforce the provisions thereof, but only as insofar as the obligations sought to be enforced thereunder are those of the Company.

10.9. Waiver of Partition. The Members agree that the Company’s assets are not and will not be suitable for partition. The Members hereby waive any right of partition or any right to take any action that otherwise might be available to them for the purpose of severing their relationship with the Company or interest in assets held by the Company from the interest of the other Members.

10.10. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require.

10.11. Headings. Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.12. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

10.13. Execution in Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first written above.

The Company:

By:
Its:

The Members:	MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

	By:	/s/ Daniel D. Estes
	Its:	Assistant Treasurer

CANCER GENETICS, INC.

	By:	Panna Sharma	5/20
	Its:	President & CEO

SCHEDULE 1

ONCOSPIRE GENOMICS, LLC

Initial Schedule 1 as of MAY 21, 2013

Members	Value of Total Capital Contribution	Units Owned	Percentage
Cancer Genetics, Inc.	$6,000,000	1,000	50%
Mayo Foundation for Medical Education and Research	$6,000,000	1,000	50%

TOTAL	$12,000,000	2,000	100%